As filed with the Securities and Exchange Commission on May 26, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DELEK US HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	52-2319066 (I.R.S. Employer Identification No.)

830 Crescent Centre Drive, Suite 300 Franklin, Tennessee	37067
(Address of Principal Executive Offices)	(Zip Code)
Delek US Holdings, Inc. 2006 Long-Term Incentive Plan
Executive Employment Agreement Share Purchase Rights
(Full title of the plans)

Ezra Uzi Yemin, President and Chief Executive Officer
Delek US Holdings, Inc.
830 Crescent Centre Drive, Suite 300
Franklin, Tennessee 37067
(Name and address of agent for service)
(615) 771-6701
(Telephone number, including area code, of agent for service)

Copy to:
Andrew C. Freedman, Esq.
Mara H. Rogers, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Telephone: (212) 318-3000
Fax: (212) 318-3400

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to	maximum offering	aggregate offering	Amount of
to be registered	be registered	price per share	price	registration fee
Common stock, $0.01 par value per share	3,053,392 shares(1)	$15.07(2)	$46,014,617(2)	$4,924
Common stock, $0.01 par value per share	1,969,493 shares(3)	$2.03(4)	$3,998,071(4)	$428

(1)	Represents shares of common stock of the registrant that may be awarded pursuant to, and shares of common stock issuable upon exercise of options previously granted and that may be granted from time to time and other stock-based awards from time to time under the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan. Also includes an indeterminate number of shares of the registrant’s common stock that may be issued in respect of such shares as a result of any future stock split, stock dividend or similar adjustment in the registrant’s outstanding common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), based upon $15.07, the average of the high and low sales price of a share of the registrant’s common stock on the New York Stock Exchange on May 22, 2006.

(3)	Represents shares of common stock of the registrant issuable upon exercise of share purchase rights of Ezra Uzi Yemin pursuant to an employment agreement with the registrant. Also includes an indeterminate number of shares of the registrant’s common stock that may be issued in respect of such shares as a result of any future stock split, stock dividend or similar adjustment in the registrant’s outstanding common stock.

(4)	Calculated in accordance with Rule 457(h)(1) under the Securities Act based upon the exercise price of the share purchase rights, $2.03.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The documents containing the information specified in Part I of this registration statement on Form S-8 (this “Registration Statement”) will be sent to or given to participants in the Delek US Holdings, Inc. 2006 Long-Term Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which were previously filed by Delek US Holdings, Inc., the registrant, with the Commission, are incorporated herein by reference:
     (a) the prospectus filed by the registrant pursuant to Rule 424(b)(4) under the Securities Act on May 4, 2006;
     (b) the registrant’s Current Report on Form 8-K, filed on May 22, 2006;
     (c) the registrant’s Quarterly Report on Form 10-Q, filed on May 24, 2006; and
     (d) the description of the registrant’s common stock, $0.01 par value per share, contained in its Registration Statement on Form 8-A, filed with the Commission on May 1, 2006 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
     Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.
     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
     The registrant’s amended and restated bylaws provide that the registrant shall indemnify any director or officer of the corporation, and may indemnify any other person, who (a) was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful, and (b) was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.
     The registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or hereafter may be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for the breach of any fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit.
     In addition, the registrant has entered into indemnification agreements, in the form filed as Exhibit 10.3 to its Registration Statement on Form S-1/A (Registration No. 333-131675) on April 20, 2006, with its directors and officers which would require the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status.
     The registrant maintains directors’ and officers’ liability insurance for its officers and directors.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement.

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675) filed on April 20, 2006).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675) filed on April 20, 2006).

4.3	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675) filed on April 20, 2006).

4.4	Employment Agreement, dated as of May 1, 2004, by and between MAPCO Express, Inc., Uzi Yemin and Delek US Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675), filed on March 23, 2006).

4.4(a)	Amendment No. 1 to Employment Agreement, dated as of October 31, 2005 and effective as of September 15, 2005, by and among MAPCO Express, Inc., Delek US Holdings, Inc and Uzi Yemin (incorporated by reference to Exhibit 10.1(a) to the registrant’s Registration Statement on Form S-1 (No. 333-131675), filed on February 8, 2006).

4.5	Delek US Holdings, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the registrant’s Registration Statement on Form S-1 (No. 333-131675), filed on April 20, 2006).

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ernst & Young LLP.

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (on signature page).

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each fling of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act f 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant and expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on May 26, 2006.

DELEK US HOLDINGS, INC.
By:	/s/ EZRA UZI YEMIN
Ezra Uzi Yemin
President and Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below appoints Ezra Uzi Yemin and Edward Morgan, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ EZRA UZI YEMIN	President and Chief Executive Officer
Ezra Uzi Yemin	(Principal Executive Officer) and Director	May 26, 2006

Vice President
/s/ EDWARD MORGAN	and Chief Financial Officer
Edward Morgan	(Principal Financial and Accounting Officer)	May 26, 2006

/s/ GABRIEL LAST	Director
Gabriel Last		May 26, 2006

/s/ ASAF BARTFELD	Director
Asaf Bartfeld		May 26, 2006

Signature	Title	Date
/s/ RONEL BEN-DOV	Director
Ronel Ben-Dov		May 26, 2006

/s/ ZVI GREENFELD	Director
Zvi Greenfeld		May 26, 2006

/s/ CARLOS E. JORDÁ	Director
Carlos E. Jordá		May 26, 2006

/s/ CHARLES H. LEONARD	Director
Charles H. Leonard		May 26, 2006

/s/ PHILIP L. MASLOWE	Director
Philip L. Maslowe		May 26, 2006

INDEX TO EXHIBITS

Exhibit
No.	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675) filed on April 20, 2006).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675) filed on April 20, 2006).

4.3	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675) filed on April 20, 2006).

4.4	Employment Agreement, dated as of May 1, 2004, by and between MAPCO Express, Inc., Uzi Yemin and Delek US Holdings, Inc. (incorporated by reference to Exhibit 10.1 to the registrant’s Registration Statement on Form S-1/A (No. 333-131675), filed on March 23, 2006).

4.4(a)	Amendment No. 1 to Employment Agreement, dated as of October 31, 2005 and effective as of September 15, 2005, by and among MAPCO Express, Inc., Delek US Holdings, Inc and Uzi Yemin (incorporated by reference to Exhibit 10.1(a) to the registrant’s Registration Statement on Form S-1 (No. 333-131675), filed on February 8, 2006).

4.5	Delek US Holdings, Inc. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 to the registrant’s Registration Statement on Form S-1 (No. 333-131675), filed on April 20, 2006).

5.1	Opinion of Fulbright & Jaworski L.L.P.

23.1	Consent of Fulbright & Jaworski L.L.P. (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Ernst & Young LLP.

23.4	Consent of Ernst & Young LLP.

23.5	Consent of Mayer Hoffman McCann P.C.

24.1	Power of Attorney (on signature page)